UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2014

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2014, Compuware Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with MEP PX Acquisition LLC, a Delaware limited liability company controlled by Marlin Equity Partners (“Marlin”) for Marlin to acquire substantially all of the assets  primarily related to the Company’s Changepoint, Professional Services and Uniface business units,  and certain current liabilities of the acquired business units.  Marlin will pay a purchase price of $160 million, less a $23 million allowance for certain liabilities assumed.  The net purchase price will be paid at closing by the remittance of $112 million in cash and by allowing the Company to retain up to $25 million in accounts receivable.  The net purchase price is subject to certain pre- and post-closing adjustments.

The Asset Purchase Agreement contains customary representations and warranties and covenants, including indemnity obligations which are subject generally to a $1 million basket and $32 million cap.  In addition, the Company has agreed to 18 month noncompete and nonsolicitation covenants.

Consistent with the terms of the Asset Purchase Agreement, the transaction is expected to close by February 1, 2014, subject to certain required regulatory approvals and waiting periods, receipt of third party consents and fulfillment of certain other customary conditions. The closing is not subject to any financing condition or the receipt of shareholder approval.  The Asset Purchase Agreement may be terminated by either party under customary circumstances, including if the closing has not occurred on or before April 2, 2014.

A copy of the Asset Purchase Agreement is attached to this Current Report as Exhibit 2.8 and is incorporated herein by reference.  The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.  The exhibits and schedules to the Asset Purchase Agreement have been omitted from the attached Exhibit 2.8.  The Company shall furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

The Asset Purchase Agreement contains representations and warranties by each of the parties, which were made solely for the benefit of the other party to the Asset Purchase Agreement and (a) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) may have been qualified in the Asset Purchase Agreement by disclosure schedules that were delivered to the other party and  which contain information that creates exceptions to the representations, warranties and covenants set forth in the Asset Purchase Agreement, (c) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to shareholders and (d) were made only as of the date of the Asset Purchase Agreement or such other date or dates as may be specified in the Asset Purchase Agreement. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the acquired business.

A copy of the press release issued by the Company announcing the execution of the Asset Purchase Agreement is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.12            Asset Purchase Agreement between Compuware Corporation and MEP PX Acquisition LLC, dated as of January 7, 2014.

99.1            Press release dated January 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: January 10, 2014	By:	/s/Joseph R. Angileri
Joseph R. Angileri
Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No	Description

2.12            Asset Purchase Agreement between Compuware Corporation and MEP PX Acquisition LLC, dated as of January 7, 2014.

99.1            Press Release, dated January 8, 2014.